                                 ( MEDIQ LOGO )

                               MEDIQ INCORPORATED
                                ONE MEDIQ PLAZA
                       PENNSAUKEN, NEW JERSEY 08110-1460

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 2, 1994

                                                                February 4, 1994

To The Shareholders:

     The Annual Meeting of Shareholders of MEDIQ Incorporated will be held at 10:00 a.m. on Wednesday, March 2, 1994, at the Company's corporate headquarters, One MEDIQ Plaza, Pennsauken, New Jersey, for the following purposes:

        1. To elect a Board of eight Directors; and

        2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on January 21, 1994 are entitled to notice of, and to vote at, the meeting.

     The Company's Annual Report for 1993 is enclosed.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING, BUT WHETHER OR NOT YOU PLAN TO BE PRESENT, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY OR PROXIES IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          EUGENE M. SCHLOSS, JR.
                                          Secretary

                                 ( MEDIQ LOGO )

                               MEDIQ INCORPORATED
                                ONE MEDIQ PLAZA
                       PENNSAUKEN, NEW JERSEY 08110-1460

                                PROXY STATEMENT

     The accompanying proxies are solicited by the Board of Directors of MEDIQ Incorporated ('Company'). The person giving a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company. The expense of this proxy solicitation will be paid by the Company. This proxy statement and the accompanying forms of proxy are first being mailed to shareholders on or about February 4, 1994. In addition to solicitation by mail, employees of the Company may personally solicit proxies.

     The Company had 17,416,011 shares of Common Stock, par value $1.00 per share ('Common Stock'), and 6,427,563 shares of Series A Preferred Stock, par value $.50 per share ('Preferred Stock'), outstanding and entitled to vote at the close of business on January 21, 1994. Only shareholders of record on that date will be entitled to vote.

     The holders of shares of Common Stock are entitled to one vote per share. The holders of shares of Preferred Stock are entitled to ten votes per share. The Common Stock and Preferred Stock generally vote together as a single class, except that the Company's Certificate of Incorporation provides that not less than 25% of the total number of directors of the Company will consist of individuals who are not officers or employees of the Company ('Outside Directors'). The Certificate of Incorporation further provides that holders of Preferred Stock will not have the right to elect Outside Directors, such Outside Directors to be elected solely by the holders of Common Stock, voting as a separate class. Accordingly, the holders of Preferred Stock will not have the right to vote in the election of Outside Directors, and such directors will be elected solely by the holders of Common Stock. The Outside Directors nominated by the Board of Directors ('Board') for election are Lionel Felzer, Mark S. Levitan, H. Scott Miller, Bessie G. Rotko and Jacob A. Shipon.

     Members of the Board and the officers of the Company own in the aggregate 5,995,293 shares of Common Stock and 5,097,062 shares of Preferred Stock, or approximately 34% and 79% of the outstanding Common Stock and Preferred Stock, respectively (exclusive of stock options and securities convertible into common stock). These holdings entitle the Board and officers to an aggregate of 70% of the total outstanding votes on all matters scheduled to come before the meeting, except the election of Outside Directors, who are elected by the holders of Common Stock voting as a single class. In the election of Outside Directors, by virtue of their ownership of Common Stock, members of the Board and officers of the Company are entitled to cast an aggregate of 34% of the total outstanding votes. Each director, nominee and officer has advised the Company of the intention to vote his or her Common Stock for the election of those persons nominated by the Board for reelection as Outside Directors, and his or her Common Stock and Preferred Stock for the election of the persons nominated by the Board for election as directors not considered to be Outside Directors.

     It is intended that shares of stock represented by proxies in the accompanying form, unless otherwise specified, will be voted for the election of the persons nominated below. The votes will be tabulated by American Stock Transfer & Trust Co., the Company's transfer agent. Abstentions and broker non-votes will be treated in accordance with applicable provisions of Delaware law and the Certificate of Incorporation and Bylaws of the Company.

                             ELECTION OF DIRECTORS

     A Board of eight directors will be elected at the 1994 Annual Meeting. All directors are elected annually, and if elected, will serve until the next Annual Meeting and until the election and qualification of their successors. Shareholders do not have cumulative voting rights in the election of directors.

NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below is information concerning the nominees for election as a director. The Board has no reason to anticipate that any nominee will decline or be unable to serve. In case any nominee does decline or is unable to serve, proxies may be voted for the election of a substitute nominee, or the Board may elect to reduce the number of directors.



NAME AND OFFICES                         DIRECTOR                PRINCIPAL OCCUPATION AND EXPERIENCE DURING
WITH THE COMPANY              AGE         SINCE                THE PAST FIVE YEARS, OTHER THAN WITH THE COMPANY
Michael J. Rotko              55          1965      Partner, Drinker, Biddle & Reath (legal services); formerly U.S.
  Chairman of the Board                             Attorney, Eastern District of Pennsylvania; previously First Assistant
  of Directors                                      U.S. Attorney, Eastern District of Pennsylvania; previously Attorney in private practice
Bernard J. Korman             62          1977      Chairman of the Board of Directors, NutraMax Products, Inc. (consumer
  President, Chief                                  healthcare products) and PCI Services, Inc. (pharmaceutical packaging
  Executive Officer and                             services); Director, President and Chief Executive Officer, MEDIQ/PRN
  Director                                          Life Support Services, Inc. (life support and critical care equipment rental services); Director, Mental Health Management, Inc. (behavioral health management services), The New America High Income Fund (financial services), The Pep Boys, Inc. (auto supplies), Today's Man, Inc. (retail men's clothing sales) and Omega Healthcare Investors, Inc. (real estate investment trust)
Lionel Felzer                  70         1968      Retired; formerly Senior Vice President and Treasurer of the Company
  Director
Mark S. Levitan                60         1981      Chairman of the Board of Directors of HOMECARE USA (home medical
  Director                                          equipment rentals); Vice President -- Consulting Division, MedQuist Inc.
                                                    (healthcare information services); previously Partner, Management
                                                    Partners, Inc. (healthcare consultants), which was acquired in January
                                                    1994 by MedQuist Inc.; previously Executive Vice President and Chief
                                                    Operating Officer of the Company
H. Scott Miller                44         1992      Partner, Pulsar Equity Partners (merchant banking); formerly Fixed
  Director                                          Income Portfolio Manager, Miller, Anderson & Sherrerd (financial management services); previously Vice President, Investment Banking
                                                    Division, Goldman Sachs & Co. (investment banking services)
Bessie G. Rotko                83         1989
  Director
Michael F. Sandler             48                   Director and Vice President, MEDIQ/PRN Life Support Services, Inc.; Vice
  Director Nominee,                                 President and Chief Financial Officer, PCI Services, Inc. and Director,
  Senior Vice President                             Vice President and Chief Financial Officer, NutraMax Products, Inc.;
  -- Finance, Treasurer                             Director, Mental Health Management, Inc.
  and Chief Financial
  Officer
Jacob A. Shipon                55         1981      Physician
  Director

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held nineteen meetings during the fiscal year ended September 30, 1993. Each director attended the meetings of the Board and of each committee of which he or she was a member. The Board of Directors has a Compensation Committee, a Stock Option Committee and an Audit Committee. The Board serves as the Nominating Committee, and will consider nominees recommended by shareholders in writing, addressed to the Secretary of the Company, not later than September 30 of each year.

     Messrs. Korman, Rotko, Dr. Shipon and Mrs. Rotko were members of the Compensation Committee during the 1993 fiscal year. This Committee reviews categories of compensation levels of the Company's employees and determines guidelines for the future, including incentive compensation. This Committee held one meeting during the fiscal year.

     Mr. Rotko, Mrs. Rotko and Dr. Shipon served as members of the Stock Option Committee during the 1993 fiscal year. This Committee is authorized to grant options to officers and key employees of the Company pursuant to the Company's Stock Option Plan. This Committee held one meeting during the fiscal year.

     Messrs. Rotko and Felzer, Mrs. Rotko and Dr. Shipon were members of the Audit Committee during the 1993 fiscal year. The primary responsibilities of this Committee are to recommend annually the independent public accountants for appointment by the Board as auditors for the Company, review the scope of the audit made by the accountants, review the audit reports submitted by the accountants, conduct such other reviews as the Committee deems appropriate and make reports and recommendations to the Board within the scope of its functions. This Committee held one meeting during the fiscal year.

OTHER EXECUTIVE OFFICER

     In addition to the directors and executive officers listed above, the Company's other executive officer is Donald M. Gleklen, 57, Senior Vice President -- Corporate Development. Mr. Gleklen is also a Director of Gandalf Technologies, Inc. (telecommunications equipment) and New West Eyeworks, Inc. (retail eyewear stores).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 1, 1994, the beneficial ownership of shares of the Company's Common Stock, par value $1.00 per share, and Series A Preferred Stock, par value $.50 per share, by each of the nominees for director of the Company, each executive officer named in the Summary Compensation Table (included elsewhere herein) and by all directors and officers of the Company as a group.

                                                                       PERCENT                             PERCENT
                                                     NUMBER            OF CLASS             NUMBER         OF CLASS
                    NAME                           OF SHARES(1)      OUTSTANDING(2)       OF SHARES(1)   OUTSTANDING(2)
Michael J. Rotko                                    448,655(3)           2.6%              448,655(3)        7.0%
Bernard J. Korman(4)(5)                           1,900,597(6)          10.5%              801,909(6)       12.5%
Lionel Felzer                                       390,813(7)           2.2%                  490(7)         *
Mark S. Levitan                                       4,895(8)            *
H. Scott Miller                                       3,700(9)            *                  4,300(9)         *
Bessie G. Rotko(5)                                3,811,458(10)         21.9%            3,840,058(10)      59.7%
Michael F. Sandler(5)                               175,539(11)           *
Jacob A. Shipon(5)                                    1,650(12)           *                  1,650(12)        *
Donald M. Gleklen(5)                                254,167(13)          1.5%               25,465(13)        *
All directors and officers as a group
  (10 persons)                                    7,114,777(14)         38.4%            5,135,540(14)      79.4%

* Less than one percent.
 (1) Unless otherwise noted below, beneficial ownership is based on sole voting and investment power with respect to the shares, and shares are held by the person listed or members of his or her family.
 (2) All percentages are rounded to the nearest tenth, and are based upon the number of shares outstanding, including, as appropriate, the shares referred to in the notes below.
 (3) Michael J. Rotko is the son of Bessie G. Rotko. Includes 7,308 shares of Common Stock and 7,308 shares of Preferred Stock, respectively, held as custodian for children.
 (4) The address of Mr. Korman is One MEDIQ Plaza, Pennsauken, NJ 08110-1460.
 (5) The Company owns approximately 48% of the outstanding common stock of NutraMax Products, Inc. ('NutraMax Stock'). Mr. Korman, Mrs. Rotko, Dr. Shipon and Messrs. Sandler and Gleklen beneficially own 29,000, 3,600, 2,240, 11,600 and 27,000 shares, respectively, of NutraMax Stock, and all of the directors and officers of the Company, as a group (10 persons) beneficially own an aggregate of 75,440 shares of NutraMax Stock, which aggregate amount represents less than one percent of the outstanding shares. The Company owns 42% of the outstanding common stock of PCI Services, Inc. ('PCI Stock'). Messrs. Korman and Felzer, Mrs. Rotko and Messrs. Sandler and Gleklen beneficially own 79,000, 1,000, 3,000, 26,500 and 5,000 shares, respectively, of PCI Stock, and all of the directors and officers of the Company as a group (10 persons) beneficially own an aggregate of 117,500 shares of PCI Stock, which aggregate amount represents less than two percent of the outstanding shares.
 (6) Includes 21,204 shares of Common Stock and 21,204 shares of Preferred Stock, respectively, held as custodian for children, 36,800 shares of Common Stock owned by Mr. Korman's spouse, and 747,867 shares of Common Stock and 879 shares of Preferred Stock, respectively, which may be acquired upon exercise of stock options, acquired upon conversion of outstanding convertible debentures, held in the Company's Employees' Savings Plan for the account of Mr. Korman and/or held in Mr. Korman's individual retirement account.
 (7) Lionel Felzer is the brother-in-law of Bessie G. Rotko. Includes 42,526 shares of Common Stock which may be acquired upon exercise of stock options and 490 shares of Preferred Stock held in Mr. Felzer's individual retirement account.
 (8) Includes 1,805 shares of Common Stock held in the Company's Employees' Savings Plan for the account of Mr. Levitan.
 (9) Mr. Miller provides financial advisory services to the Trust described in note 10. Includes 3,600 shares of Common Stock and 2,700 shares of Preferred Stock held in Mr. Miller's individual retirement account and 1,600 shares of Preferred Stock held by the estate of Mr. Miller's mother.
                                              (Footnotes continued on next page)

(10) Mrs. Rotko is the income beneficiary, during her lifetime, of a trust created by her late husband, Bernard B. Rotko, M.D., who was the founder of the Company. The trust holds 3,570,969 shares of Common Stock and 3,570,969 shares of Preferred Stock. The Trustees, Bessie G. Rotko, Michael J. Rotko, Judith M. Shipon, Lionel Felzer and Provident National Bank, share voting and investment power with respect to these shares, which are not included in the amounts set forth as being beneficially owned by the other named Trustees as individuals. The address of the Trustees is c/o Lionel Felzer, MEDIQ Incorporated, One MEDIQ Plaza, Pennsauken, New Jersey 08110-1460.
(11) Includes 171,039 shares of Common Stock which may be acquired upon exercise of stock options, acquired upon conversion of outstanding convertible debentures, or held in the Company's Employees' Savings Plan for the account of Mr. Sandler.
(12) Jacob A. Shipon is the son-in-law of Bessie G. Rotko. Excludes 459,007 shares of Common Stock and 458,757 shares of Preferred Stock, respectively, which are owned beneficially by Mrs. Jacob Shipon, and as to which Jacob A. Shipon disclaims beneficial ownership.
(13) Includes 178,886 shares of Common Stock and 25,465 shares of Preferred Stock, respectively, which may be acquired upon exercise of stock options or held in the Company's Employees' Savings Plan for the account of Mr. Gleklen.
(14) Includes an aggregate of 28,512 shares of Common Stock and 28,512 shares of Preferred Stock, respectively, held as custodian for children, 36,800 shares of Common Stock held by a spouse and an aggregate of 1,178,908 shares of Common Stock and 39,847 shares of Preferred Stock, respectively, which may be acquired upon exercise of stock options, acquired upon conversion of outstanding convertible debentures, held in the Company's Employees' Savings Plan for the accounts of the directors and officers of the Company and/or in an individual retirement account.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three fiscal years to the Company's Chief Executive Officer and each of the Company's two other executive officers.

                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                           ANNUAL COMPENSATION           STOCK       ALL OTHER
        NAME AND PRINCIPAL POSITION                YEAR     SALARY      BONUS       OPTIONS(#)   COMPENSATION(1)
Bernard J. Korman                                  1993    $395,000                  500,000(2)      $46,000
  President and Chief                              1992     395,000    $240,000
  Executive Officer                                1991     395,000     247,000

Michael F. Sandler                                 1993     236,000                  165,000(2)        7,000
  Senior Vice President --                         1992     215,000     120,000      125,000
  Finance, Treasurer & Chief                       1991     200,000     120,000
  Financial Officer

Donald M. Gleklen                                  1993     236,000                  166,075(2)       15,000
  Senior Vice President --                         1992     225,000     111,000
  Corporate Development                            1991     207,000     124,000

(1) Under transitional rules, amounts in the All Other Compensation column are included only for 1993.
(2) Represents outstanding options to acquire shares of the Company's Common Stock and/or Preferred Stock for which exercise prices were reduced in August 1993.

STOCK OPTIONS

     The following table summarizes stock option activity during fiscal 1993 for the Company's executive officers. All options included in the table represent options which were outstanding at August 1993, when the exercise prices for such options were reduced in connection with the distribution to the Company's stockholders of the stock of Mental Health Management, Inc. Pursuant to the rules of the Securities and Exchange Commission, these options are reported as new grants for fiscal 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                                                                                                   POTENTIAL REALIZABLE VALUE
                                      % OF TOTAL                                                     AT ASSUMED ANNUAL RATES
                                        OPTIONS                                                    OF STOCK PRICE APPRECIATION
                                      GRANTED TO                    MARKET PRICE                     FOR OPTION TERM (000'S)
                         OPTIONS    EMPLOYEES IN        EXERCISE      AT DATE      EXPIRATION
        NAME          GRANTED(1)     FISCAL YEAR          PRICE     OF REPRICING      DATE           0%        5%(2)     10%(2)
Bernard J. Korman        500,000        44.6%            $2.839      $4.3125       4/5/1999        $737     $1,441      $2,372
Michael F. Sandler       125,000        11.2%             3.057       4.3125       6/7/2001         157        376         682
                          15,000         1.3%             3.494       4.3125       2/17/2000         12         37          71
                          25,000         2.2%             3.166       4.3125      11/18/1998         29         61         103
Donald M. Gleklen         71,429         6.4%             3.057       4.3125       6/7/2001          90        215         390
                          15,000         1.3%             3.494       4.3125       2/17/2000         12         37          71
                          28,716         2.6%             2.729       4.3125      10/10/1998         45         82         129
                           9,675          .9%             4.513       4.3125       1/15/1995                     1           4
                          15,790         1.4%             4.149       4.3125       9/27/1994          3          6          10
                           9,675(3)     14.3% (3)         4.487       4.125        1/15/1995                                 3
                          15,790(3)     23.3% (3)         4.125       4.125        9/27/1994                     4           7

(1) Unless otherwise indicated, options are to purchase shares of the Company's Common Stock.
(2) The information in these columns illustrates the value that might be realized upon exercise of the options assuming the specified compound rates of appreciation of the Company's Common Stock and/or Preferred Stock over the term of the options. The potential realizable value columns do not take into account amounts required to be paid for federal or state income taxes or option provisions regarding termination of the option following termination of employment or nontransferability requirements. These amounts were calculated based on requirements of the Securities and Exchange Commission and do not necessarily reflect the Company's estimate of future stock price growth.
(3) Represents options to purchase shares of the Company's Preferred Stock.

     The following table provides information relating to the value of unexercised options held by the above-named executive officers at the end of fiscal 1993. No stock options were exercised during fiscal 1993 by such executive officers.

                  UNEXERCISED STOCK OPTIONS AT FISCAL YEAR END

                           TOTAL NUMBER OF VESTED
                                UNEXERCISED                   VALUE OF VESTED UNEXERCISED
         NAME                  OPTIONS(#)(1)               IN-THE-MONEY OPTIONS AT YEAR END(2)
Bernard J. Korman                 500,000                             $893,000
Michael F. Sandler                165,000                              249,440
Donald M. Gleklen                 166,075(3)                           195,960

(1) Unless otherwise noted, options are to acquire shares of the Company's Common Stock.
(2) Based upon the closing prices at September 30, 1993.
(3) Includes options to acquire 25,465 shares of the Company's Preferred Stock.

RETIREMENT PLAN

     The following table shows the estimated annual pension benefits payable upon retirement to participants of the Company's noncontributory defined benefit pension plan (the 'Pension Plan') for various salary levels and years of service:


    AVERAGE ANNUAL                   ESTIMATED ANNUAL BENEFITS
  COMPENSATION DURING              PAYABLE AT AGE 65 FOR VARIOUS
    PLAN MEMBERSHIP                  YEARS OF PLAN MEMBERSHIP
                                10          20          30          40
        $500,000             $31,399     $61,832     $92,148     $100,222
        400,000               31,399      61,832      92,148      100,222
        300,000               31,399      61,832      92,148      100,222
        200,000               26,381      51,797      77,095       89,936
        100,000               12,381      23,797      35,095       40,936

     Average annual compensation is based upon the participant's annual compensation (including bonuses and similar special pay), as more fully defined in the Pension Plan, over the number of years of participation up to a maximum of 35 years. For Pension Plan purposes, the highest annual compensation paid to any participant for fiscal 1993 was $395,000. During fiscal 1993, the maximum amount of annual compensation which may be included for Pension Plan purposes is $235,840. The figures shown above apply under the Pension Plan as of December 31, 1993. Estimated annual benefits are determined in part by the average Social Security wage base during the 35 years ending in the year of Social Security Normal Retirement Age. The benefit amounts listed are not subject to any deduction for Social Security or other offset amounts. As a result of limitations imposed under Federal income tax law, the maximum annual benefit payable under the Pension Plan is $115,641, although the amount will be actuarially adjusted in accordance with Federal income tax regulations if payments commence prior to or following the date that unreduced Social Security benefits become payable. As of December 31, 1993, Messrs. Korman, Gleklen and Sandler had 17, 9 and 5 years of service credited, respectively, under the Pension Plan.

COMPENSATION OF DIRECTORS

     Directors who are officers of the Company or of any subsidiary of the Company receive no additional compensation for their service as directors or as members of committees of the Board. Non-officer directors received an annual director's fee of $15,000 for their services in such capacity during fiscal 1993.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation arrangements of the Company reflect the philosophy of the Compensation Committee and Stock Option Committee of the Company's Board of Directors, and the Board of Directors as a whole, that a significant portion of the annual compensation of the Company's Chief Executive Officer and the Company's other executive officers should be linked to the Company's performance. The Company's compensation programs are designed to provide competitive financial rewards for successfully meeting the Company's strategic and operating objectives, with the purposes of retaining personnel and supporting a performance-oriented environment.

     The compensation of the Company's Chief Executive Officer and other executive officers is comprised of annual salary and cash and stock incentives based on annual and long-term results of the Company. Annual salaries for Messrs. Sandler and Gleklen are based on employment agreements, which commenced in 1988 and 1984, respectively, with annual increases based on individual performance, level of responsibilities and the Company's overall performance.

     Mr. Korman's base salary has not increased since 1989. Changes in Mr. Korman's annual salary, if any, would be determined by the Compensation Committee based upon an analysis of his performance during the year and the Company's overall performance. In particular, the Committee would evaluate Mr. Korman's leadership of the Company during a very challenging period in the Company's operations -- the implementation of the Company's strategic plan to reduce debt, clarify corporate focus, enhance shareholder value and increase market liquidity. Mr. Korman does not participate in deliberations concerning his compensation.

     The Company has an incentive compensation plan which rewards executive officers based upon individual performance and the Company's achievement of its internal financial objectives. The plan provides for annual cash bonuses for the Company's executive officers ranging from 10% to 60% of base salary, with each executive officer becoming entitled to receive a percentage of the bonus potential based upon the percentage achievement of the Company's internal operating objectives. Through this plan, a significant portion of each executive officer's annual total compensation is placed at risk in order to provide an incentive toward sustained high performance. For Messrs. Korman, Sandler and Gleklen, the bonus potential is entirely dependent upon the Company's operating performance, without regard to individual achievements. For fiscal 1993, the Company did not meet its projected financial goals and, as a result, Messrs. Korman, Sandler and Gleklen did not receive any bonus payments under this plan.

     In addition, it is the policy of the Stock Option Committee and the Board of Directors to utilize stock options to provide a link between compensation and the market performance of the Company's stock, and to focus attention of management on the enhancement of shareholder value. Since the adoption of the Company's stock option plans in 1981 and 1987, the Company's executive officers have all been granted options to acquire shares of the Company's stock. If the efforts of the executive officers create additional value for the Company's shareholders, evidenced by increases in the Company's stock price, the officers will also benefit through appreciation of the potential value of outstanding stock options. The Stock Option Committee believes that the long-term nature of stock options also encourages executive officers to remain in the employ of the Company. In August 1993, the Board of Directors lowered the exercise price of outstanding options held by active employees, including the Company's executive officers. The Board of Directors believes that repricing the options to reflect, in part, the adjustment of the Company's stock prices resulting from the distribution to the Company's shareholders of the shares of Mental Health Management, Inc. maintained the parity of interests between the Company's management and shareholders.


COMPENSATION COMMITTEE                STOCK OPTION COMMITTEE
Bernard J. Korman
Bessie G. Rotko                       Bessie G. Rotko
Michael J. Rotko                      Michael J. Rotko
Jacob A. Shipon                       Jacob A. Shipon

STOCK PERFORMANCE CHART

     The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock, the Standard & Poors 500 Index and the Standard & Poors Medical Products and Supplies Index.

                             ( insert stock performance chart here )

        MEDIQ Incorporated      S & P 500 Index     S & P MEDICAL PROD & SUPL
9/88    100                     100                 100
9/89    147                     133                 125
9/90     73                     121                 134
9/91    115                     158                 210
9/92    143                     176                 204
9/93     150                    199                 155


$100 invested on 9/30/88 in Stock and Indices -- including reinvestment of dividends. Fiscal years ended September 30.

                              CERTAIN TRANSACTIONS

NUTRAMAX PRODUCTS, INC.

     The Company owns approximately 48% of the common stock of NutraMax. Messrs. Korman, Sandler and Gleklen, Mrs. Rotko and Dr. Shipon are shareholders of NutraMax, and Mr. Korman is Chairman of the Board of Directors of NutraMax. Messrs. Gleklen and Sandler are directors of NutraMax, and Messrs. Korman and Sandler are officers of NutraMax. For the fiscal year ended September 30, 1993, the Company was paid $100,000 by NutraMax pursuant to a services agreement for accounting, legal, tax and other services. The Company and NutraMax have a tax allocation/sharing agreement, which provides that NutraMax will reimburse the Company for any future tax assessment against the Company resulting from NutraMax's operations, and the Company will reimburse NutraMax for any future tax benefit resulting from NutraMax's operations, for periods of time during which NutraMax was a member of the Company's consolidated federal tax group. NutraMax was included in the Company's consolidated group until August 1991. NutraMax obtains certain of its insurance through MEDIQ's insurance programs. For the fiscal year ended September 30, 1993, NutraMax paid $213,000 of insurance expense under these programs.

PCI SERVICES, INC.

     The Company owns 42% of the common stock of PCI. Messrs. Korman, Felzer, Sandler and Gleklen and Mrs. Rotko are shareholders of PCI, Mr. Korman is Chairman of the Board of Directors of PCI and Mr. Sandler is Vice President and Chief Financial Officer of PCI. For the fiscal year ended September 30, 1993, the Company was paid $100,000 by PCI pursuant to a services agreement for accounting, legal, tax and other services. The Company and PCI have a tax allocation/sharing agreement, which provides that PCI will reimburse the Company for any future tax assessment against the Company resulting from PCI's operations, and the Company will reimburse PCI for any future tax benefits resulting from PCI's operations, for periods of time during which PCI was a member of the Company's consolidated federal tax group. PCI was included in the Company's consolidated group until January 1992. Pursuant to an agreement with the Company, PCI was responsible for the principal and interest payments related to the debt service on PCI's Pennsauken, New Jersey facility and the costs related to ownership and operation of the facility during fiscal 1993. For the fiscal year ended September 30, 1993, PCI paid $444,000 for such operating expenses, including interest, and $207,500 of principal repayment. As of September 30, 1993, the remaining principal amount of the mortgage was $2,559,000. It is anticipated that this facility will be transferred to PCI in the immediate future. PCI obtains certain of its insurance coverages through the Company's insurance programs. For the fiscal year ended September 30, 1993, PCI paid $182,000 of insurance expense under these programs. Effective January 1, 1993, PCI acquired PCI/Virginia, which operates a pharmaceutical packaging facility in Virginia, from the Company for aggregate consideration of approximately $2,300,000, which approximated the fair market value of PCI/Virginia. PCI had previously transferred by dividend all of the capital stock of PCI/Virginia to the Company, effective October 1, 1991, in order to obtain relief from losses and continued funding requirements relating to such operations. In connection with such transfer, PCI provided senior management services to PCI/Virginia and received therefor management fees equal to five percent of the annual net revenue of PCI/Virginia. In the fiscal year ended September 30, 1993, PCI/Virginia paid $97,000 to PCI for management fees. In

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July 1990, in order to facilitate the financing of the commencement of packaging operations by PCI/Virginia, Messrs. Korman and Rotko and Dr. Shipon formed and are the sole stockholders of P.C. Realty, Inc. ('Realty'), a Delaware corporation. Realty acquired certain equipment and real estate which were then leased to PCI/Virginia to commence its pharmaceutical packaging operations. For the fiscal year ended September 30, 1993, PCI/Virginia made aggregate lease payments to Realty, based on Realty's actual costs, of approximately $639,000.
On September 30, 1993, the capital stock of Realty was contributed to PCI.

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche, Certified Public Accountants, to audit the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 1994. A representative of Deloitte & Touche will be present at the meeting, and will be available to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

     The Board is not aware of any business to be presented for action at the meeting, other than the election of directors. However, should any other matter requiring a vote of shareholders arise, the agents named in the Company's proxies will vote in accordance with their own best judgment.

                             SHAREHOLDER PROPOSALS

     In order for proposals of shareholders to be considered for inclusion in the proxy materials for the 1995 Annual Meeting, such proposals must be received by the Secretary of the Company not later than October 1, 1994.

                                                             COMMON STOCK PROXY
                              MEDIQ Incorporated
                               One MEDIQ Plaza
                            Pennsauken, New Jersey 08110


        This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints Michael J. Rotko and Benard J. Korman as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of MEDIQ Incorporated held of record by the undersigned on January 21, 1994, at the annual meeting of shareholders to be held on March 2, 1994, or any adjournment(s) thereof.

1. ELECTION OF DIRECTORS / /

     The nominees for election as Directors are: M. Rotko, B. Korman, L. Felzer,
M. Levitan, H.S. Miller, B. Rotko, M. Sandler and J. Shipon.


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees for election as Directors and FOR proposal 2.

     (Continued and to be signed on reverse side)

 /x/ Please mark your
     votes as in this
     example.
                      FOR  WITHHELD
    1. Election of    / /    / /
       Directors -
       For, except
       vote withheld from the following nominee(s):


                              Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, or as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full Corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              Signature

      Signature if held jointly

                              Dated:                                 , 1994

                              Please promptly mark, sign, date and return the proxy card using the enclosed envelope.

                                                     PREFERRED STOCK PROXY
                         MEDIQ Incorporated
                          One MEDIQ Plaza
                      Pennsauken, New Jersey 08110

         This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints Michael J. Rotko and Benard J. Korman as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of Preferred Stock of MEDIQ Incorporated held of record by the undersigned on January 21, 1994, at the annual meeting of shareholders to be held on March 2, 1994, or any adjournment(s) thereof.


1. ELECTION OF DIRECTORS

The nominees for election as Directors are: M. Rotko, B. Korman, and M. Sandler.


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees tor election as Directors and FOR proposal 2.

     (Continued and to be signed on reverse side.)

/x/ Please mark your
    votes as in this
    example.
                        FOR   WITHHELD
    1. Election of      \  \     \  \
       Directors -
       For, except
       vote withheld from the following nominee(s):

                              Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, or as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full Corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                              Signature

      Signature if held jointly

                              Dated:                                 , 1994

                              Please promptly mark, sign, date and return the proxy card using the enclosed envelope.